EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated June 29, 2006 in the Registration Statement (Form S-8) with respect to the consolidated financial statements and schedule of Manatron, Inc. included in its Annual Report (Form 10-K) dated June 29, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
December 12, 2006